Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 5 to the Registration Statement (Form F-4 No. 333-180913) and related proxy statement/prospectus of Youku Inc. for the registration of its Class A ordinary shares and to the incorporation by reference therein of our reports dated April 10, 2012, with respect to the consolidated financial statements of Youku Inc., and the effectiveness of internal control over financial reporting of Youku Inc., included in its Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming
Beijing, People’s Republic of China

July 13, 2012